Exhibit 10.5

ALLIANCE COMMISSION SUBSTITUTION PLAN

As Amended And Restated Effective As Of January 1, 2005

Alliance Capital Management L.P. has established this Alliance Commission Substitution Plan (the “Plan”) to create a compensation program to attract and retain eligible employees expected to make a significant contribution to the future growth and success of Alliance. The Plan was originally effective as of January 1, 2003.

The right to defer Awards hereunder shall be considered a separate plan within the Plan. Such separate plan shall be referred to as the “ACSP Deferral Plan.”  The ACSP Deferral Plan is maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees (a “Top Hat Employee”). No one who is not a Top Hat Employee may defer compensation under the ACSP Deferral Plan.

The Plan has been amended and restated effective as of January 1, 2005 to clarify and reflect administrative practices and to comply in good faith with Section 409A of the Internal Revenue Code (the “Code”) and the guidance issued thereunder (“Section 409A”). Any deferral or payment hereunder is subject to the terms of the Plan and compliance with Section 409A, as interpreted by the Committee in its sole discretion. Notwithstanding the foregoing or anything else herein, none of Alliance, any Affiliate, the Committee nor any of their agents shall have any liability to any Participant or Beneficiary as a result of any tax, interest, penalty or other payment required to be paid or due pursuant to, or because of a violation of, Section 409A. This restatement incorporates and supersedes all of the amendments to the Plan through December 31, 2005.

ARTICLE 1
DEFINITIONS

Section 1.01. Definitions. Whenever used in the Plan, each of the following terms shall have the meaning for that term set forth below:

(a)                                  “Account” means a separate bookkeeping account established for each Participant for each Award, with such Award, as described in Article 2, credited to the Account maintained for such Award together with Earnings credited thereon.

(b)                                 “Affiliate” means (i) any entity that, directly or indirectly, is controlled by Alliance and (ii) any entity in which Alliance has a significant equity interest, in either case as determined by the Committee.

(c)                                  “Alliance” means Alliance Capital Management L.P., including any successor to all or substantially all of its business and assets.

(d)                                 “Approved Fund” means any money-market, debt or equity fund designated by the Committee from time to time as an Approved Fund.

(e)                                  “Award” means any award which the Committee shall grant under Section 2.01 of this Plan.

(f)                                    “Beneficiary” means one or more Persons, trusts, estates or other entities, designated in accordance with Section 6.03(a), that are entitled to receive, in the event of a Participant’s death, any amount or property to which the Participant would otherwise have been entitled under the Plan.

(g)                                 “Beneficiary Designation Form” means the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

(h)                                 “Board” means the Board of Directors of the general partner of Holding and Alliance.

(i)                                     “Cause” means: (i) an act or acts constituting a felony under the laws of the United States or any state thereof; (ii) willful dishonesty in the performance of a Participant’s duties; (iii) acts or omissions by a Participant in the performance of his or her duties which are substantially injurious to the financial condition or business reputation of any of the Companies; (iv) a Participant’s continued failure substantially to perform his or her duties; or (v) willful insubordination or failure to follow a lawful directive.

(j)                                     “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(k)                                  “Committee” means the administrative committee designated by Alliance’s management from time to time to administer the plan.

(l)                                     “Company” means Alliance and any corporation or other entity of which Alliance or Alliance Capital Management Holding L.P. (“Holding”) (i) has sufficient voting power (not depending on the happening of a contingency) to elect at least a majority of its board of directors or other governing body, as the case may be, or (ii) otherwise has the power to direct or cause the direction of its management and policies.

(m)                               “Deferral Election Form” means the form(s) established from time to time by the Committee that a Participant completes, signs and returns to the Committee to elect to defer the distribution of an Award, including Earnings thereon, pursuant to Article 5.

(n)                                 “Disability” means, with respect to a Participant, a good faith determination by the Committee that the Participant is physically or mentally incapacitated and has been unable for a period of six consecutive months to perform, with or without reasonable accommodation, substantially all of the duties for which the Participant was responsible immediately before the commencement of the incapacity. In order to assist the Committee in making such a determination and as reasonably requested by the Committee, a Participant will (i) make himself or herself available for medical examination by one or more physicians chosen by the Committee and approved by the Participant, whose approval shall not be unreasonably withheld, (ii) grant the Committee and any such physicians access to all relevant medical information relating to the Participant, (iii) arrange to furnish copies of medical records to the Committee and such physicians, and (iv) use his or her best efforts to cause the Participant’s own physicians to be available to discuss the Participant’s health with the Committee and its chosen physicians.

(o)                                 “Earnings” on any Account during any period means the amounts of gain or loss that would have been incurred with respect to such period if an amount equal to the balance of such Account at the beginning of such period had been actually invested in accordance with a Participant’s investment direction.

(p)                                 “Eligible Employee” means, for any calendar year commencing on and after January 1, 2005, an active employee of a Company whom the Committee determines to be eligible for an Award. Notwithstanding the foregoing, no Eligible Employee whose Total Compensation for a calendar year is less than such amount, if any, as established by the Committee in writing shall be eligible to participate in the ACSP Plan for that calendar year and any advance deferral election made by such Eligible Employee is made on the condition that such Eligible Employee satisfies the Total Compensation requirement and, if not, such deferral election shall be null and void ab initio.

(q)                                 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(r)                                    “Fair Market Value” means, with respect to a Holding Unit as of any given date and except as otherwise expressly provided by the Board or the Committee, the closing price of a Holding Unit on such date as published in the Wall Street Journal or, if no sale of Holding Units occurs on the New York Stock Exchange on such date, the closing price of a Holding Unit on such Exchange on the last preceding day on which such sale occurred as published in the Wall Street Journal.

(s)                                  “Holding Units” means units representing assignments of beneficial ownership of limited partnership interests in Holding.

(t)                                    “Investment Election Form” means the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate the percentage of such Award to be treated as notionally invested in Restricted Units or Approved Funds, pursuant to Section 2.02.

(u)                                 “Participant” means any Eligible Employee of any Company whose principal duties are to sell or market the products or services of a Company, whose compensation is entirely or mostly commission-based, and who has been designated by the Committee as a Participant of the Plan.

(v)                                 “Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

(w)                               “Plan” means the Alliance Commission Substitution Plan, as set forth herein and as amended from time to time.

(x)                                   “Restricted Unit” means a right to receive a Holding Unit in the future, as accounted for in an Account, subject to vesting and any other terms and conditions established hereunder or by the Committee.

(y)                                 “Retirement” with respect to a Participant means that the employment of the Participant with the Company has terminated on or after the Participant’s attaining age 65.

(z)                                   “Termination of Employment” means that the Participant involved is no longer performing services as an employee of any Company other than pursuant to a severance or special termination arrangement.

(aa)                            “Total Compensation” for a calendar year means base salary paid during such calendar year, bonus paid for such calendar year even if paid after the end of such calendar year or deferred, commissions paid during such calendar year and the Award for such calendar year.

(bb)                          “Unforeseeable Emergency” means a severe financial hardship to a Participant or former Participant within the meaning of Code Section 409A resulting from (i) an illness or accident of the Participant or former Participant, the spouse of the Participant or former Participant, or a dependent (as defined in Section 152(a) of the Code) of the Participant or former Participant, (ii) loss of property of the Participant or former Participant due to casualty or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or former Participant, all as determined in the sole discretion of the Committee.

(cc)                            “Vesting Schedule” means the “Default Vesting Schedule” or the “Alternative Vesting Schedule,” as applicable, as provided for in Section 3.01.

ARTICLE 2
PARTICIPATION

Section 2.01. Grant. The Committee shall have the authority to provide from time to time for the grant of Awards to Participants. The amount of any such Award and the identity of any such Participant shall be designated by the Committee in its sole and absolute discretion. The total nominal amount of each Award will be credited to an Account established for such Award for the relevant Participant, as of the end of the calendar year for which the decision to grant such Award is made (the “Effective Date” for such Award). An Award, including Earnings thereon, vests in accordance with the terms of Article 3, and any such vested Award will be subject to the rules on distributions and deferral elections under Articles 4 and 5, respectively.

Section 2.02. Investment Elections. Each Participant shall submit, in accordance with deadlines and procedures established from time to time by the Committee, an Investment Election Form with respect to each Award. Such Investment Election Form shall designate that percentage of such Participant’s Award which shall be treated for purposes of the Plan as notionally invested in (i) Restricted Units and (ii) each of the Approved Funds. The Committee in its sole discretion may, but shall not be obligated to, permit each Participant to reallocate notional investments in each Account among Restricted Units and the various Approved Funds or just among the Approved Funds, subject to, without limitation, restrictions as to the frequency with which such reallocations may be made. The Committee may determine for each calendar year a minimum percentage and a maximum percentage of each Award that may be treated as notionally invested in Restricted Units and each Approved Fund. As soon as reasonably practicable after the end of each calendar year, a statement shall be provided to each such Participant indicating the current balance in each Account maintained for the Participant as of the end of the calendar year, and the amounts in such Account notionally allocated to Restricted Units and each of the Approved Funds.

Section 2.03. Earnings on an Account.

(a)                                  Each Award for which an Investment Election Form has been validly submitted shall be credited to a separate Account in the proportions set forth in such Investment Election Form or as directed by the Committee. The amount of such Account shall be treated as notionally invested in Restricted Units or Approved Funds, as applicable, as of a date determined by the Committee (the “Earnings Date”), which shall be no later than forty-five days after the Effective Date. Notwithstanding Sections 2.04 and 2.05, Earnings will be credited or debited, as applicable, beginning from the Earnings Date but will not be credited or debited for any period prior to the Earnings Date.

(b)                                 Not less frequently than as of the end of each calendar year following the year during which an Account is established in connection with an Award, each Account maintained under the Plan will be credited or debited, as applicable, with the amount, if any, necessary to reflect Earnings as of that date.

Section 2.04. Awards Invested in Approved Funds.

(a)                                  To the extent the Committee or an Investment Election Form validly directs the notional investment of all or a part of any Award in Approved Funds, that portion of such Award so designated shall, as of a date determined by the Committee, be treated as notionally invested in such Approved Funds. If a cash dividend or other cash distribution is made with respect to Approved Funds, as of a date determined and as calculated by the Committee in its sole discretion, a Participant whose Account is notionally invested in Approved Funds (whether vested or unvested) will have such notional investment increased by an amount equal to the cash dividend or other cash distribution that would have been due on the Account had there actually been an investment in Approved Funds. Such increase shall be proportionately allocated by the Committee in its sole discretion between Approved Funds, as applicable, and such increase shall be vested at all times.

(b)                                 To the extent any Approved Fund is terminated, liquidated, merged with another fund or experiences a major change in investment strategy or other extraordinary event, the Committee may, if so authorized by the Board, in such manner as it may in its sole discretion deem equitable, reallocate or otherwise adjust the amount of any Account under this Article 2 to reflect the occurrence of such event.

Section 2.05. Awards Invested in Restricted Units.

(a)                                  To the extent the Committee or an Investment Election Form validly directs the notional investment of all or part of any Award in Restricted Units, that portion of such Award so designated shall, as of a date and based on a Fair Market Value of a Holding Unit as determined by the Committee and pursuant to procedures established by the Committee from time to time, be converted into a whole number of Restricted Units. From and after the date of such conversion, that portion of an Award which has been validly made to notionally invest in Restricted Units shall be denominated, and shall thereafter be treated for all purposes as, a grant of that number of Restricted Units determined pursuant to the preceding sentence.

(b)                                 If a cash dividend or other cash distribution is made with respect to Holding Units, as soon as administratively practicable thereafter, a distribution will be made to a Participant whose Account is credited with Restricted Units (whether vested or unvested) in an amount (the “Equivalent Distribution Amount”) equal to the number of such Restricted Units credited to the Participant’s Account, times the value of the cash dividend or other cash distribution per Holding Unit; provided, however, if a Participant defers distribution of his Award under Article 5, the Equivalent Distribution Amount will be converted at such time or times and in accordance with such procedures as shall be established by the Committee, into vested Restricted Units based on the Fair Market Value of a Holding Unit as determined by the Committee, and such converted benefit shall be distributed in accordance with Sections 4.03 and 4.04.

(c)                                  Fractional unit amounts remaining after conversion under this Section 2.05 may be used for any purposes for the benefit of the Participant as determined by the Committee in its sole discretion, including but not limited to the payment of taxes with respect to an Award or deposit in the Approved Funds.

(d)                                 In the event that the Committee determines that any distribution (whether in the form of cash, limited partnership interests, other securities, or other property), recapitalization (including, without limitation, any subdivision or combination of limited partnership interests), reorganization, consolidation, combination, repurchase, or exchange of limited partnership interests or other securities of Holding, issuance of warrants or other rights to purchase limited partnership interests or other securities of Holding, any incorporation of Holding, or other similar transaction or events affects Holding Units such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee may, if so authorized by the Board, in such manner as it may deem equitable, adjust the number of Restricted Units or securities of Holding (or number and kind of other securities) subject to outstanding Awards, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award.

ARTICLE 3
VESTING AND FORFEITURES

Section 3.01. General. Subject to Section 3.02, with respect to any Award credited to an Account maintained for a Participant in connection with such Award, the Participant will vest, on each of the first three anniversaries of the date on which the Award is credited to the Account, in an amount equal to one-third of the relevant Award, plus an aliquot portion of the Earnings thereon (the “Default Vesting Schedule”). Notwithstanding the foregoing, at the time of any Award, the Committee may provide for an alternative vesting schedule rather than the Default Vesting Schedule (the “Alternative Vesting Schedule”). If a Participant has a Termination of Employment as a result of a termination for Cause or the Participant’s resignation for any reason, the Participant shall forfeit the balance of any Account maintained for him or her which has not been vested in accordance with the Default Vesting Schedule or the Alternative Vesting Schedule, as the case may be (the “Vesting Schedule”) on the effective date of the Participant’s Termination of Employment; provided, however, that, the Committee may determine, in its sole discretion, and only if a Participant executes a release of liability in favor of the Company in a form approved by the Committee and satisfies such other conditions as established by the Committee, that the Participant who has a termination for Cause or has resigned for any reason will continue to vest in the balance of such Account following such Termination of Employment at the same time(s) that such balance would have otherwise vested under the Vesting Schedule. For purposes of this Plan, the “vesting” of a Restricted Unit shall mean the lapsing of the restrictions thereon with respect to such Restricted Unit.

Section 3.02. Death, Disability, Retirement or Termination Without Cause. Notwithstanding Section 3.01, a Participant’s Account will become 100% vested upon the Participant’s Termination of Employment due to death, Disability, Retirement or a termination without Cause.

ARTICLE 4
DISTRIBUTIONS

Section 4.01. General. Subject to Section 2.05(b), no Award will be distributed unless such distribution is permitted under this Article 4. The payment of the vested portion of an Award, including Earnings thereon, shall be treated as drawn proportionately from the investment alternative(s) in effect as of the relevant payment date. Any such payment shall be made in Holding Units to the extent such payment is attributable to an Award notionally invested in Restricted Units. Any portion of an Award, including Earnings thereon, that is not vested will not be distributed hereunder.

Section 4.02. Distributions If Deferral Election Is Not In Effect.

(a)                                  Unless a Participant elects otherwise on a Deferral Election Form under Sections 5.01 or 5.02 (if such election is permitted by the Committee), a Participant who has not had a Termination of Employment will have the vested portion of his Award, including Earnings thereon, distributed to him annually in the form of a lump sum as soon as administratively practicable after such portion vests under the applicable Vesting Schedule of Section 3.01.

(b)                                 Subject to Section 4.04, unless a Participant elects otherwise on a Deferral Election Form under Sections 5.01 or 5.02 (if such election is permitted by the Committee), a Participant who has had a Termination of Employment will have the balance of any vested Award not paid under Section 4.02(a), including Earnings thereon, distributed to him as follows:

(i)                                     In the event of a Participant’s Termination of Employment due to the Participant’s death, such distribution will be made to the Participant’s Beneficiary in a single lump sum payment.

(ii)                                  In the event of a Participant’s Termination of Employment due to the Participant’s Disability, Retirement or termination without Cause, such distribution will be made to the Participant in a single lump sum payment as soon as administratively practicable following the six month anniversary of any such Termination of Employment, as applicable.

(iii)                               In the event that the Committee determines in its sole discretion under Section 3.01 that a Participant shall continue to vest following his Termination of Employment, payments with respect to the Award, including Earnings thereon, will be made as the balance vests; provided, however, that such payments may not commence prior to the six month anniversary of such Termination of Employment.

Section 4.03. Distributions If Deferral Election Is In Effect.

(a)                                  Subject to Sections 4.03(b) and 4.04, in the event that a deferral election is in effect with respect to a Participant pursuant to Sections 5.01 or 5.02 and the Participant has a Termination of Employment for any reason other than death or Disability, the vested portion of such Participant’s Award, including Earnings thereon, will be distributed to him as soon as administratively practicable following the benefit commencement date specified on such Deferral Election Form and in the form of payment elected on such form.

(b)                                 Subject to Section 4.04, in the event that a Deferral Election Form is in effect with respect to a Participant pursuant to Sections 5.01 or 5.02 and such Participant subsequently has a Termination of Employment due to death or Disability, the elections made by such Participant on his Deferral Election Form shall be disregarded, and the vested portion of such Participant’s Award, including Earnings thereon, will be distributed to him as soon as administratively practicable following such Termination of Employment in a single lump sum payment; provided, however, that with respect to a Termination of Employment due to Disability, no such distribution may be made before the date which is 6 months after such Termination of Employment.

Section 4.04. Payment Following Death. Notwithstanding Sections 4.02 and 4.03 to the contrary, in the event of the death of a Participant or a former Participant, any undistributed portion of such individual’s vested Award, including Earnings thereon, will be distributed to his Beneficiary in a single lump sum distribution, as soon as administratively practicable following the later of the date the Committee receives (i) written notification in a form satisfactory to it of such individual’s death, and (ii) any tax waiver or other document deemed relevant by the Committee with respect to making the payment.

Section 4.05. Unforeseeable Emergency. Notwithstanding the foregoing to the contrary, if a Participant or former Participant experiences an Unforeseeable Emergency, such individual may petition the Committee to (i) suspend any deferrals under a Deferral Election Form submitted by such individual and/or (ii) receive a partial or full distribution of a vested Award, including Earnings thereon, deferred by such individual. The Committee shall determine, in its sole discretion, whether to accept or deny such petition, and the amount to be distributed, if any, with respect to such Unforeseeable Emergency; provided, however, that such amount may not exceed the amount necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the individual’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

ARTICLE 5
DEFERRALS OF COMPENSATION

Section 5.01. Initial Deferral Election. The Committee may permit deferral elections in its sole and absolute discretion in accordance with procedures established by the Committee for this purpose from time to time. If so permitted, a Participant may elect in writing on a Deferral Election Form to have the portion of the Award which vests, including Earnings thereon, distributed as of a distribution commencement date elected by the Participant that occurs following the date that such Award becomes or is scheduled to become 100% vested under the applicable Vesting Schedule, or, if earlier and so permitted by the Committee, six months following such Participant’s Termination of Employment. Any such distribution shall be made in such form(s) as permitted by the Committee at the time of deferral (including, if permitted by the Committee, a single lump sum or substantially equal annual installments over a period of up to ten years) as elected by the Participant. If the Participant has failed to properly elect a distribution commencement date, the Participant will be deemed to have elected to have the Award distributed as the Award vests, and if the Participant has failed to properly elect a method of payment, the Participant will be deemed to have elected to have the Award distributed in the form of a lump sum. If deferrals are permitted by the Committee, such Deferral Election Form must submitted to the Committee (or its delegate) no later than the last day of the calendar year prior to the Effective Date of an Award under Section 2.01, except that a Deferral Election Form may also be submitted to the Committee (or its delegate) in accordance with the following:

(a)                                  In the case of the first year in which a Participant becomes eligible to participate in the Plan and with respect to services to be performed subsequent to such deferral election, a Deferral Election Form may be submitted within 30 days after the date the Participant becomes eligible to participate in the Plan.

(b)                                 With respect to the deferral of an Award subject to Section 409A of the Code that relates all or in part to services performed between January 1, 2005 and December 31, 2005, a Deferral Election Form may be submitted by March 15, 2005.

(c)                                  A Deferral Election Form may be submitted at such other time or times as permitted by the Committee in accordance with Section 409A of the Code.

Section 5.02. Changes in Time and Form of Distribution. The elections set forth in a Participant’s Deferral Election Form governing the payment of the vested portion of an Award, including Earnings thereon, pursuant to Section 5.01 shall be irrevocable as to the Award covered by such election; provided, however, if permitted by the Committee, a Participant shall be permitted to change the time and form of distribution of such Award by making a subsequent election on a Deferral Election Form supplied by the Committee for this purpose in accordance with procedures established by the Committee from time to time, provided that any such subsequent election does not take effect for at least 12 months, is made at least 12 months prior to the scheduled distribution commencement date for such Award and the subsequent election defers commencement of the distribution for at least five years from the date such payment otherwise would have been made.

ARTICLE 6
ADMINISTRATION; MISCELLANEOUS

Section 6.01. Administration of the Plan. The Plan is intended to be an unfunded, non-qualified incentive plan and the ACSP Deferral Plan is intended to be an unfunded, non-qualified deferred compensation plan within the meaning of ERISA and shall be administered by the Committee as such. The right of any Participant or Beneficiary to receive distributions under the Plan shall be as an unsecured claim against the general assets of Alliance. Notwithstanding the foregoing, Alliance, in its sole discretion, may establish a “rabbi trust” to pay benefits hereunder. The Committee shall have the full power and authority to administer and interpret the Plan and to take any and all actions in connection with the Plan, including, but not limited to, the power and authority to prescribe all applicable procedures, forms and agreements. The Committee’s interpretation and construction of the Plan, including its computation of notional investment returns and Earnings, shall be conclusive and binding on all Persons having an interest in the Plan.

Section 6.02. Amendment, Suspension and Termination of the Plan. The Committee reserves the right at any time, without the consent of any Participant or Beneficiary and for any reason, to amend, suspend or terminate the Plan in whole or in part in any manner; provided that no such amendment, suspension or termination shall reduce the balance in any Account prior to such amendment, suspension or termination or impose additional conditions on the right to receive such balance, except as required by law.

Section 6.03. General Provisions.

(a)                                  To the extent provided by the Committee, each Participant may file with the Committee a written designation of one or more Persons, including a trust or the Participant’s estate, as the Beneficiary entitled to receive, in the event of the Participant’s death, any amount or property to which the Participant would otherwise have been entitled under the Plan. A Participant may, from time to time, revoke or change his or her Beneficiary designation by filing a new designation with the Committee. If (i)  no such Beneficiary designation is in effect at the time of a Participant’s death, (ii) no designated Beneficiary survives the Participant, or (iii) a designation on file is not legally effective for any reason, then the Participant’s estate shall be the Participant’s Beneficiary.

(b)                                 Neither the establishment of the Plan nor the grant of any Award or any action of any Company, the Board, or the Committee pursuant to the Plan, shall be held or construed to confer upon any Participant any legal right to be continued in the employ of any Company. Each

Company expressly reserves the right to discharge any Participant without liability to the Participant or any Beneficiary, except as to any rights which may expressly be conferred upon the Participant under the Plan.

(c)                                  An Award hereunder shall not be treated as compensation, whether upon such Award’s grant, vesting, payment or otherwise, for purposes of calculating or accruing a benefit under any other employee benefit plan except as specifically provided by such other employee benefit plan.

(d)                                 Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a fiduciary relationship between any Company and any other person.

(e)                                  Neither the establishment of the Plan nor the granting of an Award hereunder shall be held or construed to create any rights to any compensation, including salary, bonus or commissions, nor the right to any other Award or the levels thereof under the Plan.

(f)                                    No Award nor right to receive any payment, including Restricted Units, under the Plan may be transferred or assigned, pledged or otherwise encumbered by any Participant or Beneficiary other than by will, by the applicable laws of descent and distribution or by a court of competent jurisdiction. Any other attempted assignment or alienation of any payment hereunder shall be void and of no force or effect.

(g)                                 If any provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

(h)                                 Any notice to be given by the Committee under the Plan to any party shall be in writing addressed to such party at the last address shown for the recipient on the records of any Company or subsequently provided in writing to the Committee. Any notice to be given by a party to the Committee under the Plan shall be in writing addressed to the Committee at the address of Alliance.

(i)                                     Section headings herein are for convenience of reference only and shall not affect the meaning of any provision of the Plan.

(j)                                     The provisions of the Plan shall be governed and construed in accordance with the laws of the State of New York.

(k)                                  There shall be withheld from each payment made pursuant to the Plan any tax or other charge required to be withheld therefrom pursuant to any federal, state or local law. A Company by whom a Participant is employed shall also be entitled to withhold from any compensation payable to a Participant any tax imposed by Section 3101 of the Code, or any successor provision, on any amount credited to the Participant; provided, however, that if for any reason the Company does not so withhold the entire amount of such tax on a timely basis, the Participant shall be required to reimburse Alliance for the amount of the tax not withheld promptly upon Alliance’s request therefore. With respect to Restricted Units: (i) in the event that the Committee determines that any federal, state or local tax or any other charge is required by law to be withheld with respect to the Restricted Units or the vesting of Restricted Units (a “Withholding Amount”) then, in the discretion of the Committee, either (X) prior to or contemporaneously with the delivery of Holding Units to the recipient, the recipient shall pay the Withholding Amount to Alliance in cash or in vested Holding Units already owned by the recipient (which are not subject to a pledge or other security interest), or a combination of cash and such Holding Units, having a total fair market value, as determined by the Committee, equal to the Withholding Amount; (Y) Alliance shall retain from any vested Holding Units to be delivered to the recipient that number of Holding Units having a fair market value, as determined by the Committee, equal to the Withholding Amount (or such portion of the Withholding Amount that is not satisfied under clause (X) as payment of the Withholding Amount; or (Z) if Holding Units are delivered without the payment of the Withholding Amount pursuant to either clause (X) or (Y), the recipient shall promptly pay the Withholding Amount to Alliance on at least seven business days notice from the Committee either in cash or in vested Holding Units owned by the recipient (which are not subject to a pledge or other security interest), or a combination of cash and such Holding Units, having a total fair market value, as determined by the Committee, equal to the Withholding Amount, and (ii) in the event that the recipient does not pay the Withholding Amount to Alliance as required pursuant to clause (i) or make arrangements satisfactory to Alliance regarding payment thereof, Alliance may withhold any unpaid portion thereof from any amount otherwise due the recipient from Alliance.